Exhibit 99.1

Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com

For Immediate Release

Health Grades, Inc. Announces Resignation of J.D. Kleinke from Board of Directors

Golden, Colo. (March 7, 2008) – Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare quality ratings company, announced today that J.D. Kleinke has resigned as a member of the Board of Directors, effective immediately. In his resignation, Mr. Kleinke cited the need to dedicate all of his professional time and energy to the management of Omnimedix Institute, a non-profit health information technology organization of which Mr. Kleinke has served as Chairman and CEO since founding it in 2004, and the launch of a new for-profit health information technology company of which he also serves as founder and Chief Executive Officer. Mr. Kleinke’s new company will not compete with HealthGrades and may work with HealthGrades in the future.

Mr. Kleinke joined the Health Grades Board of Directors in April 2002. The remaining Board consists of four independent directors and Health Grades, Inc. Chairman and Chief Executive Officer, Kerry Hicks.

“I am very grateful for J.D.’s contribution to HealthGrades over the last several years. His healthcare expertise and unique perspective, as evidenced by his numerous research articles in peer-reviewed medical and policy journals, have been of great benefit to the Company,” said Mr. Hicks. “We wish J.D. well in his future endeavors.”

“This was a difficult personal decision,” Mr. Kleinke said. “However, the additional responsibilities of my new company will preclude me from devoting the time and attention required of a HealthGrades Board member. I remain completely committed to the strategy, products, and people of HealthGrades.”

About Health Grades, Inc.
HealthGrades (Nasdaq:HGRD) is the leading healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the company can be found at http://www.healthgrades.com.